Exhibit 99.2

[TO BE PLACED ON IGO LETTERHEAD]

June         , 2013

Dear Fellow Stockholders:

The Board of Directors (the “Board”) of iGo, Inc. (the “Company”) has adopted an Amended and Restated Stockholder Rights Agreement (the “Amended and Restated Rights Agreement”), which amends and restates the Rights Agreement between the Company and Computershare Trust Company dated as of June 11, 2003, as amended by Amendment No. 1 to Rights Agreement dated as of August 4, 2006 and Amendment No. 2 to Rights Agreement dated as of October 11, 2006. We have enclosed a summary of the principal terms of the Amended and Restated Rights Agreement and we urge you to read it carefully.

The Board approved the Amended and Restated Rights Agreement in an effort to preserve the Company’s net operating losses and other similar tax attributes (“NOLs”), which the Company views as valuable assets that ultimately may inure to the benefit of its stockholders, from substantial limitations contained in Section 382 of the Internal Revenue Code (“IRC”). IRC Section 382 limits the amount of NOLs that can be used in any one year following an “ownership change,” as defined under Section 382. In general, an “ownership change” occurs where there is a greater than 50-percentage point change within a rolling three-year period in the ownership of a company’s stock by stockholders owning (or deemed to own under Section 382), directly or indirectly, 5% or more of such company’s stock.

The Rights (as defined hereinafter) granted under the Amended and Restated Rights Agreement are intended to establish a deterrent to any person acquiring 4.9% or more of the outstanding shares of the Company’s Common Stock, or any existing 4.9% or greater holder from acquiring any additional shares representing 1.0% or more of the Company’s then outstanding Common Stock, in each case, without the approval of the Board, thus mitigating the threat to the preservation of the Company’s NOLs presented by stock ownership changes.

The Amended and Restated Rights Agreement is similar to agreements adopted by many other publicly traded companies to preserve their NOLs and other tax benefits, and was adopted by the Board after consultation with the Company’s investment bankers and counsel. The Amended and Restated Rights Agreement does not preclude the Board from considering or accepting an offer to acquire all or part of the Company if the Board believes the offer to be in the best interests of the Company’s stockholders.

The adoption of the Amended and Restated Rights Agreement does not weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to the Company or you, and will not change the way in which you can trade the Company’s stock. As explained in more detail in the enclosed summary of the Amended and Restated Rights Agreement, the Rights can be exercised only if and when a situation arises which the Amended and Restated Rights Agreement was created to address.

You are not required to take any action at this time. We recommend, however, that you read the enclosed summary of the many features of the Amended and Restated Rights Agreement, and retain the summary with Company stock certificates or records. If you should require further information, a copy of the Amended and Restated Rights Agreement is available from the Company’s Secretary.

The Board believes that the adoption of the Amended and Restated Rights Agreement represents a sound and reasonable means of preserving the value of the Company’s NOLs for all of its stockholders. We want to thank all our stockholders for their continued support.

[Signature page follows.]

Very truly yours, Michael D. Heil President, Chief Executive Officer and Secretary

IGO, INC.

SUMMARY OF TERMS OF

AMENDED AND RESTATED RIGHTS AGREEMENT

Nature of Right:	When exercisable, each Right (a “Right”) will initially entitle the holder to purchase one one-thousandth of a share of Series H Junior Participating Preferred Stock (“Preferred Stock”) of iGo, Inc. (the “Company”).

Means of Distribution:	The Rights will be distributed to holders of the Company’s outstanding Common Stock (as defined in the Amended and Restated Rights Agreement) as a dividend of one Right for each share of Common Stock. The Rights will also be attached to all future issuances of Common Stock prior to the Distribution Date (as defined below).

Exercisability:	Rights become exercisable on the earlier of: (i) the tenth business day after the date of public announcement by the Company or by any person or group (an “Acquiring Person”) that such person or group has acquired beneficial ownership of 4.9% or more of the Company’s outstanding Common Stock, or (ii) the tenth business day (unless extended by the Board of Directors of the Company (the “Board”) prior to the time a person becomes an Acquiring Person) following the commencement, or announcement of an intention to commence, by any person or group of a tender or exchange offer which would result in such person owning 4.9% or more of the outstanding Common Stock of the Company (the earlier of such dates is referred to as the “Distribution Date”), provided that an Acquiring Person does not include an Exempt Person (as such term is defined in the Amended and Restated Rights Agreement). Rights will trade separately from the Common Stock once the Rights become exercisable.

Purchase Price:	$6.75 per one one-thousandth of a share of Series H Preferred Stock, which is the amount that in the judgment of the Board represents the potential future value of one share of Common Stock over the term of the Amended and Restated Rights Agreement (the “Purchase Price”).

Term:	The Rights will expire upon the earlier of (i) three years after the date of issuance, or (ii) redemption or exchange by the Company as described below, (iii) the closing of any merger or other acquisition transaction involving the Company as described in the Amended and Restated Rights Agreement, at which time the Rights are terminated, (iv) the repeal of Section 382 of the Internal Revenue Code, or any successor provisions or replacement provisions, or (v) such time as the Board determines that no net operating loss or similar tax benefits may be carried forward or that the Company no longer has any such tax benefits.

Redemption of Rights:	Rights are redeemable at a price of $0.01 per Right, by the vote of the Board, at any time until the occurrence of a Flip-In Event (as defined below).

Preferred Stock:	The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10 per share, and (b) an amount equal to 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1,000 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of Common Stock. Each share of Preferred Stock will have 1,000 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which outstanding shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of Common Stock. The rights of the Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary anti-dilution provisions. Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of one one-thousandth of a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

Rights in Event of Acquisition of Substantial Amount of Common Stock:	In the event that any person becomes an Acquiring Person (a “Flip-In Event”), a holder of a Right thereafter has the right to purchase, upon payment of the then current Purchase Price, in lieu of one one-thousandth of a share of Preferred Stock per outstanding Right, such number of shares of Common Stock having a market value at the time of the transaction equal to the Purchase Price divided by 50% of the current per share market price of the Common Stock. Notwithstanding the foregoing, Rights held by an Acquiring Person or any Associate or Affiliate thereof (as such terms are defined in the Amended and Restated Rights Agreement) or certain transferees will be null and void and no longer be transferable.

Rights in Event of Business Combination:	If, following the occurrence of a Flip-In Event, (i) the Company shall consolidate with or shall merge into any person, (ii) any person shall merge with and into the Company and the Company shall be the continuing or surviving corporation and, in connection with such merger, all or part of the Common Stock shall be changed into or exchanged for stock or other securities of any other person or of the Company or cash or any other property, or (iii) the Company shall sell or otherwise transfer 50% or more of its assets or earnings power to any person, each holder of a Right (other than an Acquiring Person, or Affiliates or Associates thereof) shall thereafter have the right to purchase, upon payment of the then current Purchase Price, such number of shares of common stock of the acquiring company having a current market value equal to the Purchase Price divided by 50% of the current per share market price of such common stock.

Exchange Option:	At any time after a Flip-In Event and prior to the acquisition by an Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board may exchange all or part of the then outstanding Rights for shares of Common Stock at an exchange ratio of one share of Common Stock, per Right (subject to adjustment).

Fractional Shares:	No fractional shares of Common Stock will be issued upon exercise of the Rights and, in lieu thereof, a payment in cash will be made to the holder of such Rights equal to the same fraction of the current market value of a share of Common Stock.

Adjustment:	The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time in the event that the Company shall (i) declare and pay a dividend on the Preferred Stock payable in shares of Preferred Stock, (ii) subdivide the outstanding Preferred Stock, (iii) combine the outstanding Preferred Stock into a smaller number of shares of Preferred Stock or (iv) issue any shares of its capital stock in a reclassification of the Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation). The number of Rights associated with each share of Common Stock is also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

Rights as Stockholder:	The Rights themselves do not entitle the holder thereof to any rights as a stockholder, including, without limitation, voting rights or to receive dividends.

Amendment of Rights:	Until the Rights become nonredeemable, the Company may amend the Amended and Restated Rights Agreement in any manner. After the Rights become nonredeemable, the Company may amend the Amended and Restated Rights Agreement to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions, to shorten or lengthen any time period under the Amended and Restated Rights Agreement, or to change or supplement any provision in any manner the Company may deem necessary or desirable, provided that no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person or its Affiliates or Associates) or cause the Rights to again be redeemable or the Amended and Restated Rights Agreement to again be freely amendable.